Exhibit 3.3
UBS PREFERRED FUNDING TRUST I
Certificate
          UBS Preferred Funding Company LLC I (the “Grantor”), as sponsor and agent of UBS Preferred Funding Trust I, a Delaware statutory business trust (the “Trust”), hereby certifies, pursuant to Section 5(i) of the Underwriting Agreement, dated October 2, 2000 (the “Underwriting Agreement”), among UBS AG, the Grantor, the Trust, and UBS Warburg LLC, PaineWebber Incorporated, Credit Suisse First Boston, Goldman, Sachs & Co., Merrill Lynch & Co., Morgan Stanley Dean Witter and Salomon Smith Barney, as the initial purchasers, that the Grantor, or officers under its supervision, has carefully examined the Prospectus, dated October 2, 2000 (the “Prospectus”), relating to the offering of 8.622% Noncumulative Trust Preferred Securities, liquidation amount $1,000 per security, aggregate liquidation amount $1,500,000,000 (the “Trust Preferred Securities”), representing a corresponding amount of 8.622% Noncumulative Company Preferred Securities, liquidation preference $1,000 per security, aggregate liquidation preference $1,500,000,000 (the “Company Preferred Securities”), and the Underwriting Agreement, and, to the best of its knowledge, after reasonable investigation:
          (1) The representations and warranties of the Bank, the Cayman Islands Branch of the Bank, the Trust and the Company (the “UBS Parties”) contained in Section 1 of the Underwriting Agreement are true and correct in all material respects with the same force and effect as though expressly made at and as of the date hereof (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in the applicable representation or warranty);
          (2) The UBS Parties have complied in all material respects with all agreements and satisfied all the obligations and conditions on their part to be performed or satisfied under the Underwriting Agreement at or prior to the date hereof;
          (3) There has not been since the date of the Underwriting Agreement or since the respective dates as of which information is given in the Prospectus, any adverse change, or any development involving a prospective adverse change, in or affecting the general affairs, management financial provision, stockholders’ equity or results of operations of the UBS Parties and their subsidiaries which is material in the context of the issue of the Trust Preferred Securities and the Company Preferred Securities; and
          (4) No stop order suspending the effectiveness of the registration statement relating to the Prospectus has been issued and, to such officer’s knowledge, no proceedings for that purpose have been instituted or are pending or are contemplated by the Securities and Exchange Commission.
          IN WITNESS WHEREOF, the undersigned has executed this certificate this 10th day of October, 2000.

UBS PREFERRED FUNDING COMPANY LLC I As Sponsor and Agent

By:	/s/ Robert Mills
Name: Robert Mills
Title: President and Managing Director